Exhibit 99.3

Centerview Partners LLC 31 West 52nd Street New York, NY 10019 December 19, 2025

The Board of Directors

Qorvo, Inc.

7628 Thorndike Road

Greensboro, NC 27409

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated October 27, 2025, to the Board of Directors of Qorvo, Inc. (“Qorvo”) as Annex F to, and reference to such opinion letter under the headings “Summary – Opinions of Financial Advisors – Opinion of Qorvo’s Financial Advisor”, “Risk Factors – Risks Related to the Mergers”, “The Mergers – Background of the Mergers”, “The Mergers – Qorvo’s Reasons for the Mergers; Recommendation of the Qorvo Board of Directors”, and “The Mergers – Opinion of Qorvo’s Financial Advisor” in, Amendment No. 1 to the joint proxy statement/prospectus relating to the proposed combination transaction involving Qorvo, Skyworks Solutions, Inc. (“Skyworks”), Comet Acquisition Corp. and Comet Acquisition II, LLC, which joint proxy statement/prospectus forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of Skyworks (the “Registration Statement”).

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Centerview Partners LLC
CENTERVIEW PARTNERS LLC

31 WEST 52ND STREET, 22ND FLOOR, NEW YORK, NY 10019

PHONE: (212) 380-2650 FAX: (212) 380-2651 WWW.CENTERVIEWPARTNERS.COM

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